UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2010 (June 30, 2010)
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On June 30, 2010, Alexza Pharmaceuticals, Inc. (the “Company”) and Autoliv ASP, Inc. (“Autoliv”) entered into an Amendment No. 1 to Manufacturing and Supply Agreement (the “Amendment”) pursuant to which the Company and Autoliv agreed to amend certain provisions of the Manufacturing and Supply Agreement, effective as of November 2, 2007, between the Company and Autoliv (the “Supply Agreement”). Under the terms of the Supply Agreement, Autoliv agreed to manufacture, assemble and test heat packages that can be incorporated into the Company’s proprietary single dose commercial Staccato® device (the “Chemical Heat Packages”). The initial term of the Supply Agreement will expire on December 31, 2012, at which time the Supply Agreement will automatically renew for successive five-year renewal terms unless the Company or Autoliv notifies the other party in writing no less than 36 months prior to the end of the initial term or the then-current renewal term that such party wishes to terminate the Supply Agreement.
     Upon execution of the Amendment and in accordance with the terms and conditions thereof, (a) the Company paid Autoliv $4 million for the completion, installation and qualification of the first cell of a production line for the commercial manufacture of Chemical Heat Packages and as payment in full for Autoliv’s investment in capital equipment, personnel and facilities through January 2010 in support of its commercialization efforts to manufacture and supply Chemical Heat Packages, and (b) the Company issued to Autoliv an unsecured promissory note in the initial principal amount of $4 million, which bears interest at a rate of 8% per annum, commencing January 1, 2011, and is payable in 48 equal monthly installments beginning January 1, 2011 (the “Note”). Pursuant to the Amendment, Autoliv (i) transferred ownership of the first cell of a production line for the commercial manufacture of Chemical Heat Packages to the Company, and (ii) agreed to transfer ownership of the second cell of a production line for the commercial manufacture of Chemical Heat Packages to the Company upon the completion, installation and qualification of the cell and upon final payment by the Company of the Note. Under the Amendment, the parties agreed that the Company will have the option to require Autoliv to complete, install and qualify two additional production lines for the commercial manufacture of Chemical Heat Packages at a cost not to exceed $2.4 million for each additional production line. The Company will own each such additional production line upon final payment to Autoliv for such line.
     The foregoing provisions of the Amendment superseded (a) the obligation of the Company set forth in the Supply Agreement to reimburse Autoliv for certain expenses related to the equipment and tooling used in production and testing of the Chemical Heat Packages in an amount of up to $12 million upon the earliest of December 31, 2011, 60 days after the termination of the Supply Agreement or 60 days after approval by the Food and Drug Administration of a new drug application filed by the Company, and (b) the obligation of Autoliv to transfer possession and ownership of such equipment and tooling. Pursuant to the Amendment, the parties also agreed to revise the specified purchase price of Chemical Heat packages supplied by Autoliv, which varies based on annual quantities ordered by the Company.
     The Amendment also amends certain other provisions in the Supply Agreement, including, among other things, provisions related to assignment or delegation of the Company’s rights and obligations thereunder and Autoliv’s obligations should such assignment or delegation occur, the transfer of certain equipment and tooling used in the production of Chemical Heat Packages, the Company’s audit rights, Autoliv’s representations and warranties, and termination of the Supply Agreement.
     The foregoing summary is qualified in its entirety by reference to the Amendment and the Note, both of which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the three-month period ended June 30, 2010, with the Securities and Exchange Commission.
     The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Amendment. The omitted material will be included in the request for confidential treatment.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: July 6, 2010	By:	/s/ August J. Moretti
August J. Moretti,
Senior Vice President and Chief Financial Officer